UNANIMOUS WRITTEN CONSENT
                       OF THE DIRECTORS OF
                      CASINO AIRLINK, INC.
                       (FORMERLY KNOWN AS
            INTEGRATED MARKETING PROFESSIONALS, INC.)

The undersigned, constituting all of the directors of Casino Airlink, Inc. (formerly known as Integrated Marketing Professionals, Inc.) (the "corporation") acting pursuant to the authority of Section 78.315.2 of the Nevada Revised Statutes, hereby consent to the adoption of the following resolutions, to have the same force and effect as if duly adopted at a meeting duly noticed and held:

WHEREAS, the corporation's Articles of Incorporation authorize the issuance of twenty-five million (25,000,000) shares of common stock of the corporation with a par value of $.10 (the "Common Stock") and, additionally, ten million (10,000,000) shares of preferred stock, also with a par value of $.10 per share (the "Preferred Stock"); and,

WHEREAS, the board of directors has determined that it is in the best interest of the corporation to issue to certain investors shares of the Company's Preferred Stock, as authorized for issuance by the Company's Articles of Incorporation;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Section 78.1955 of the Nevada Revised Statutes, the corporation shall, and hereby does, create a series of its Preferred Stock:

RESOLVED FURTHER, that the Series A Preferred Stock shall and hereby does comprise a total of five million (5,000,000) shares;
and

RESOLVED FURTHER, that the rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred
Stock shall be, and hereby are as follows:

RESOLVED FURTHER, that the President and such other officers as he may designate be, and each hereby is, authorized, directed and empowered to execute all other documents and to take such other action as they may deem necessary or advisable in order to carry out and perform the purpose of these resolutions.

RESOLVED FURTHER, that the President and such officers as he may designate be, and each hereby is, authorized, directed and empowered to take such actions and execute such documents as they may deem necessary or appropriate to effect the issuance of such shares of the Series A Preferred Stock for such consideration.

     Date:  December 7, 1996.

     /s/ William Forhan

     William Forhan, Director

     /s/ Ellen Forhan
     Ellen Forhan, Director

 RIGHTS, PREFERENCES, AND PRIVILEGES OF SERIES A PREFERRED STOCK

1.   Voting  Rights.   Except as otherwise  required  by  law  or
Section 6 hereof, the holder of each share of Series A Preferred Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted at the record date for the determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Fractional votes by the holder of Series A Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.

2. Dividends. The holders of the Series A Preferred Stock shall be entitled, when, as and if declared by the board of directors of the corporation, to noncumulative dividends in such amount as may be determined from time to time by the board of directors, such dividends to be paid out of funds legally available therefor. No dividend or distribution shall be declared or paid on any shares of Common Stock (other than dividends payable solely in common stock of the corporation) unless at the same time an equivalent dividend or distribution is paid or declared and set aside for payment on the Series A Preferred Stock (on an as-if converted to Common Stock basis).

3.   Liquidation  Preference.  In the event of  any  liquidation, dissolution,  or winding up of the corporation, either  voluntary
or   involuntary,  distributions  to  the  shareholders  of   the
corporation shall be made in the following manner:

      (a) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership of such shares, an amount equal to $.63 for each shares of Series A Preferred Stock then held by them, plus all declared but unpaid dividends on such shares, minus an amount equal to all dividends per share on the Series A Preferred Stock paid since the date such shares were issued (the "Original Issuance Date") that were not also paid with respect to the Common Stock. If the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the corporation legally available for such distribution shall be distributed among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them. After payment has been made to the holders of the Series A. Preferred Stock of the full amounts as to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled to receive ratably all of the remaining assets.

      (b) For purposed of this paragraph 3, (i) a merger or consolidation of the corporation with or into any other corporation or corporations, or (ii) the merger of any other corporation or corporations into the corporation, as a result of which consolidation or merger (A) the shareholders of the corporation receive distributions in cash or securities or another corporation or corporations as a result of such consolidation or merger or (B) the shareholders of the corporation shall own less than fifty percent (50%) of the voting securities of the surviving corporation, or (iii) a sales of all of substantially all of the assets of the corporation, shall be treated as liquidation, dissolution or winding up of the corporation.

      (c) Any securities to be delivered to the holders of the Series A Preferred Stock pursant to paragraph 3(b) above shall be valued as follows:

(i) If traded on an securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 day period ending three (3) days prior to the closing;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices
(whichever are applicable over the 30-day period ending three (3) days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holder of Series A Preferred Stock who would been entitled to receive such securities or the same type of securities and whose Series A Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

4.   Conversion.   The holders of the Series  A  Preferred  Stock
shall   have   conversion  rights  as  follows  (the  "Conversion
Rights"):

(a) Rights to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Series A Preferred Stock. Each shares of Series A Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for the Series A Preferred Stock at the time of conversion into the per share conversion value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A Preferred Stock shall be $0.315, and the per share Conversion Value of Series A Preferred Stock shall be $0.630, plus any declared but unpaid dividends on the Series A Preferred Stock. The initial Conversion Price of Series A Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Series A Preferred
Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

(b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and receive certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall issue certificates evidencing the shares of Common Stock issuable upon such conversion if the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement of indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as a foresaid and a check payable to the holder in the amount of any cash amounts payable in lieu of conversion into fractional shares of Common Stock as set forth below. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Fractional Shares. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock, as determined in the sole discretion of the board of directors of the corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(d)   Adjustment  of Conversion Price.  The Conversion  Price  of
Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If the corporation shall issue any Common Stock ("Additional Stock"), not including "Excluded Stock," as defined below, for a consideration per share less than the conversion Price in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by subparagraph 4(d)(iii),
(iv), (v) and (vi)), the Conversion Price in effect immediately after such issuance of Additional Stock shall forthwith (except as provided in this paragraph 4(d) be adjusted to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance of Additional Stock by a fraction:

the numerator of which shall be equal to the sum of:

(x) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or deemed to have been issued pursuant to subdivision (3)(B), (C) and (D) of this clause (I) immediately prior to such issuance, plus

(y)   the  number  shares  of  Common Stock  that  the  aggregate consideration  received  by the corporation  for  the  Additional
Stock   would  purchase  at  the  Conversion  Price   in   effect
immediately before such issuance of Additional Stock;

(B) and the denominator of which shall be the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Series A Preferred Stock or deemed to have been issued pursuant to subdivision (3)
(B), (C) and (D) of this clause (i) immediately after the issuance of such Additional Stock.

For the purposes of any adjustment of the conversion Price pursuant to this clause (i), the following provisions shall be applicable:

(1) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or expenses paid or incurred by the corporation in connection with the issuance and sale thereof.

(2) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the board of directors of the corporation in its sole discretion; provided, however, that if, at the time of such determination , the corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Additional Stock being issued.

(3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversions or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or tights related to such convertible or exchangeable securities, as the case may be.

"Excluded Stock" shall mean:

all shares of Series A Preferred Stock and the Common Stock into which the shares of Series A Preferred Stock are convertible;

shares of Common Stock or other securities issuable to employees, directors or consultants of the corporation pursuant to plans and
arrangements   approved  by  the  board  of  directors   of   the
corporation;

all shares of Common Stock or other securities issued as a distribution or dividend with respect to the Series A Preferred
Stock; and

all shares of Common Stock or other securities the issuance of which gives rise to an adjustment of the conversion Price of the Series A Preferred Stock pursuant to subparagraph 4(d)(iii) or
(iv) or a distribution with respect to the Series A Preferred Stock pursuant to subparagraph 4(d)(v) or (vi).

(iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the, on the effective date of such combination the conversion Price of the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issueable on conversion of any shares of such Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, asset (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Series A Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible.

(vi) In case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the corporation (other than as a result of s stock dividend or subdivision, split-up or combination of shares), the shares of the Series A Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, he or she had converted his or her shares of Series A Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations and reclassifications.

(vii) All calculations under this paragraph 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(viii) For the purpose of any computation pursuant to this paragraph 4(d), the "Current Market Price" at any date of one share of Common Stock shall be deemed to be the closing price or the average of the highest reported bid and the lowest reported ask prices, as applicable, on the preceding business day as furnished by a nationally-recognized source of quotations.

Minimal Adjustments. No adjustment in the Conversion Price need be made is such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

No   Impairment.   The   corporation   will   not   through   any
reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Articles of Incorporation with the requisite shareholder consent.

Certificate as to Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

Notices of Record Date. In the event that the corporation shall propose at any time:

(i)   to  declare  any dividend or distribution upon  its  Common
Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

to  effect any reclassification or recapitalization of its Common
Stock outstanding involving a change in the Common Stock; or

to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the corporation shall send to the holders of the Series A Preferred Stock:

at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address for each such holder as shown on the books of the corporation.

Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Reissuance of Converted or Contributed Shares. In case any shares of Series A Preferred Stock are converted into Common Stock pursuant to Section 4 hereof or contributed back to the corporation, after the Original Issue Date of such shares, all such shares so converted or contributed shall, upon such conversion or contribution, resume the status of authorized, but undesignated and unissued, shares of Series A Preferred Stock.

5. Registration Rights.

The corporation shall, at any time after January 1, 1998, upon the written request of the holder(s) of the Series A Preferred Stock, register under the Securities Act of 1933, as amended (hereinafter, the "Act") all or any part of the shares of Series A Preferred Stock, or Common Stock issued upon conversion of the Preferred Stock, as promptly as practicable and notify all holders of such shares thereof. No holder will be required to register shares if he, she or it does not choose to do so. The corporation will file such registration statement at its own cost and expense, and will maintain such registration statement current for a period of nine (9) months subsequent to its effective date. The corporation's obligation hereunder is further limited to effecting only one such registration.

If at any time the corporation shall of its own volition register any securities on Form S-1 or Form S-18 under the Act, the corporation will give at least thirty (30) days prior written notice thereof to the holders of the Series A Preferred Stock purchased hereunder (or Common Stock issued upon conversion of such Series A Preferred Stock), and, upon request of any such holder or holders, include in such registration, at the cost and expense of the corporation, such shares in the amount so requested; provided, however, that the corporation's underwriters do not object to the inclusion of such securities in the registration statement. The corporation's obligation hereunder is further limited to effecting only one such registration of the securities.

The corporation agrees to use its best efforts, at its expense, to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction as each such holder shall reasonably request.

In connection with any registration statement to be filed pursuant to this Section 5, the primary responsibility for preparing and filing such registration statement shall be that of the corporation, but the holder whose shares are being registered shall furnish such information to the corporation, in writing, as it may reasonably request to assist in the preparation of such registration statement.

The corporation agrees to furnish to such holder(s) the number of prospectuses conforming to the requirements of the Act, and the rules and regulations thereunder, relating to the shares so registered, as may from time to time be requested by such holder(s). The cost of printing such prospectuses shall be paid in the same manner as other costs of the registration statement.

If the offering to which the proposed registration statement relates is to be on an underwritten basis, and such holder(s) shall not consent to have their shares of Stock distributed upon the same terms and conditions as those applicable to the other person(s) (including the corporation) whose securities are being included in such registration statement, then the holder(s) will not, without the written consent of the corporation, commence the distribution of any shares of stock of the corporation held by such holder(s) until ninety (90) days after the effective date of such registration statement.

In the event of the registration of any shares of Series A Preferred Stock, or the Common Stock into which such stock may be converted, subject hereto, the corporation will indemnify the holder(s) thereof and hold the holder(s) thereof harmless against any losses, claims, damages or liabilities arising out of, or based upon, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such shares of stock are registered, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the holder(s) for any legal or any other expenses reasonably incurred by the holder(s) in connection with investigating or defending any such loss, claim, damage, liability or actions; provided, however, tat to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, and untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus or said final prospectus or any said amendment or supplement in reliance upon, and in conformity with, written information furnished to the corporation by any such holder(s), then such holder(s) will indemnify and hold harmless the corporation, its officers, directors and control persons, against any losses, claims, damages, or liabilities to which the corporation may become subject under the Act, but only insofar as such statement or omission was made in reliance upon, and in conformity with, written information furnished to the corporation by or on behalf of such holder(s) specifically for use in the preparation thereof, and will reimburse the corporation for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action.

Protective Provisions. In addition to any other rights provided by law, so long as any Series A Preferred Stock shall be outstanding, this corporation shall not, without first obtaining the vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock:

amend or repeal any provision of, or add any provision to, this corporation's Articles of Incorporation or bylaws if such action would alter or change materially and adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

authorize or issue shares of any class or series of stock (or securities convertible into or exchangeable for such stock) having any rights, preferences or privileges superior to or on a parity with any such rights, preferences or privileges of the Series A Preferred Stock; or

authorize a sale or transfer of all or substantially all of the assets of the corporation or a merger or consolidation of the corporation if, as a result of such merger or consolidation, the shareholders of the corporation shall own less than fifty percent (50%) of the voting securities of the surviving corporation.